EXHIBIT 99.1

PROLONG INTERNATIONAL CORPORATION

CONTACT:

Prolong International Corporation

Thomas C. Billstein, 949-587-2700 (Investor Relations)

Paul Knopick, 949-707-5365 (Media Relations)

For Immediate Release

PROLONG INTERNATIONAL CORPORATION

ANNOUNCES YEAR-END FINANCIAL RESULTS

— Liabilities Reduced By 63 Percent in 2002 —

Irvine, CA., March 31, 2003 – Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today income before provision for income taxes of $800,491 on sales of $10.1 million for the year ended December 31, 2002. This compares to a loss of ($1.3) million before provision for income taxes on sales of $13.6 million for the year ended December 31, 2001.

Income before provision for income taxes for Fiscal Year 2002 included a one-time net gain before taxes of $983,000 from the sale of the Company’s corporate headquarters building and gains from the forgiveness of debt, net of applicable income taxes, of approximately $406,000. These gains were offset by a $937,500 non-cash reserve against the Company’s deferred tax assets. The results for 2002 were a net loss of ($380,436) or ($0.01) per share (basic and diluted) compared to a loss of ($1.0) million or ($0.04) per share (basic and diluted) for the year ended December 31, 2001. Without the non-cash reserve, the Company would have had a profitable year in 2002, with net income of $557,000, or $0.01 per share (basic and diluted).

“The Prolong team accomplished numerous important goals during 2002 that contributed to the value of the Company,” said Elton Alderman, President and CEO. “This included finalizing the sale of the headquarters building at a substantial profit, reducing accounts payable significantly, negotiating and concluding a private placement of debt to improve working capital, adopting a Shareholders Rights Agreement to benefit our shareholders, expanding use of Electronic Data Interchange to better exchange business information with our key customers, and developing a new, and lower cost, primary lender relationship with a major lender that funded in early 2003. In total, these accomplishments move us closer to our goal of achieving sustained, enhanced operating profits.”

“We implemented vigorous steps throughout the year to bring expenses in line with anticipated revenue and we are confident that these expense reductions will have a positive effect on future earnings,” said Thomas Billstein, COO. “For example, selling and marketing expenses were reduced during 2002 to 41.2% of sales compared to 46.4% during 2001.”

“The Company reported major improvements in its balance sheet for the year ended December 31, 2002,” said Nicholas Rosier, CFO, as Prolong reduced trade accounts payable by more than $1.7 million following completion of the Company’s debt-restructuring program. The

Company also reduced inventories by more than $179,000 and improved net working capital by more than $567,000. Total liabilities were $3.1 million at December 31, 2002, compared to $8.3 million at December 31, 2001, a reduction of $5.2 million, or approximately 63%, over the prior year.

Prolong International Corporation (AMEX: PRL), a technology driven consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in automotive, industrial and consumer applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the company assumes no obligation to update such forward-looking statements.

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